Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated November 23, 2020, with respect to the consolidated financial statements included in the Annual Report of Meridian Bioscience, Inc. on Form 10-K for the year ended September 30, 2021. We consent to the incorporation by reference of said reports in the Registration Statements of Meridian Bioscience, Inc. on Form S-3 (File No. 333-250878), and on Forms S-8 (File No. 333-179440, File No. 333-155703, File No. 333-122554 and File No. 333-252538).

/s/ GRANT THORNTON LLP

Cincinnati, Ohio

November 23, 2021